Exhibit 99.3

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                              COURTYARD BY MARRIOTT
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                               LIMITED PARTNERSHIP

                            1998 Third Quarter Report
                        Limited Partner Quarterly Update


Presented  for your  review is the third  quarter  1998  10-Q for  Courtyard  by
Marriott Limited Partnership (the "Partnership"). Discussion of the Partnership's performance and hotel operations is included in the attached Form 10-Q, Item 2, Management's Discussion and Analysis of Financial Condition and Results of Operations. You are encouraged to review this report in its entirety. If you have any further questions regarding your investment, please contact Host Marriott Partnership Investor Relations at (301) 380-2070.

Potential Transaction

The General Partner previously advised you that it is reviewing strategic alternatives that could result in increased liquidity for Limited Partners. In December 1997, we reported that Host Marriott Corporation ("Host"), on behalf of the General Partner, filed a preliminary Prospectus/Consent Solicitation Statement with the Securities and Exchange Commission. This statement proposed the consolidation (the "Consolidation") of this Partnership and five other limited partnerships into a publicly traded real estate investment trust ("REIT"). Subsequently, we reported to you that there were existing REITs active in the moderate price and extended-stay hotel segment that had expressed an interest in acquiring some of the hotels owned by the six limited partnerships. The General Partner retained Merrill Lynch to advise the partnerships with respect to these alternatives.

You may also be aware that although the hotel industry is generally continuing to report improving operating results, stock prices for the companies that own hotels, including REITs, have declined significantly from the price levels experienced in early 1998. There are a number of reasons given by the industry's analysts for this development ranging from increased supply in certain segments of the market to general economic concerns and global market trends influencing the U.S. securities markets. In addition, the availability of bank credit and public debt has reduced dramatically in recent months. The effect of these developments is that many of the traditional purchasers of hotels such as those owned by the Partnership are restricted in their ability to raise capital to purchase hotels. Although over the past months we have reviewed various alternatives, to date, there have been no acceptable offers from third parties to purchase the Partnership's hotels.

These same market conditions have adversely affected the proposed Consolidation that would form a new REIT focused on limited service hotels. The original Consolidation plan included an initial public offering of the REIT's common shares. We have been advised that it would be difficult to raise the appropriate level of outside equity and that the perceived benefits of the Consolidation are not achievable at this time. Therefore, we are not pursuing the plan to form a new REIT.


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Based on current market conditions,  we are not optimistic that we will identify an acceptable offer to purchase the hotels in the near future. As market conditions change, we will reevaluate our strategy as we continue to explore alternatives to provide liquidity for the Partnership and maximize the value of your investment. We are continuing to work with Merrill Lynch to explore the alternatives and will promptly advise you of any developments.

Secondary Market Activity

We are aware of a number of third party solicitations for this Partnership's limited partner units. We are not in a position to advise you as to whether you should accept such offers. However, in addition to reviewing the information provided in this report, we encourage you to consult with your financial and tax advisors when deciding if you should sell your Partnership units. Due to the allocation of tax losses to you over the life of the Partnership as well as any cash distributions paid to you, your tax basis in this investment may be significantly lower than your original investment amount. Therefore, there may be negative tax effects resulting from the sale of these units that may impact your decision to sell. Once you have begun the sale process we will do whatever is in our power to facilitate the transfer of your units. Please note, the General Partner does not charge a fee in connection with the transfer of Partnership units. If you wish to effect a transfer, please contact our transfer agent, Trust Company of America/Gemisys, at 1-800-797-6812 for the necessary documents.

Cash Distributions

On April 15, 1998, the Partnership made the final 1997 cash distribution of $2,000 per limited partner unit bringing the total distributions for 1997 to $35,000 per unit, which includes a $25,000 partial return of capital paid from refinancing proceeds. On July 27, 1998, the Partnership distributed $6,000 per limited partnership unit from 1998 first and second quarter operating results and on November 6, 1998, the Partnership distributed $2,000 per limited partnership unit from 1998 third quarter operating results. We anticipate total cash distributions for 1998 of approximately $10,000 per limited partnership unit. However, actual distributions may be higher or lower depending on actual Hotel operating results for the remainder of the year. We expect to make a final distribution for 1998 operations in April 1999.

Hotel Operations

The combined operations of the Partnership's 50 Hotels improved in 1998 due to continuing demand in the lodging industry. For a detailed discussion of hotel operations, please refer to Item 2 of the Form 10-Q.

During the third quarter, Courtyard continued to focus on communication efforts in USA Today, radio and television advertising. Courtyards' award winning television advertising was seen on CNN, The Weather Channel, CNN Airport and ESPN. In addition, Courtyard hotels continue to participate in the Marriott Rewards Frequent Travel Program which offers points to program members when they stay at a Courtyard Hotel. The points are redeemable for free hotel rooms at most Marriott lodging products.

The moderately priced lodging segment remains highly competitive, reflecting significant influx of new competition. However, Courtyard hotels continue to command a premium share of the more competitive markets. As mentioned previously, the Marriott Rewards Program has had a positive impact on demand for the Courtyard product.

We appreciate your continued support and invite you to visit Courtyard Hotels as you travel throughout the United States.

Estimated 1998 Tax Information

Based on current projections, estimated taxable income of $10,800 be allocated to each limited partner unit or the year ending December 31, 1998.

The 1998 tax information, used for preparing your Federal and state income tax returns, will be mailed no later than March 15, 1999. To ensure confidentiality, we regret that we are unable to furnish your tax information over the telephone. Unless otherwise instructed, we will mail your tax information to your address as it appears on this report. Therefore, to avoid delays in delivery of this important information, please notify the Partnership in writing of any address changes by January 31, 1999.